UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Cracker Barrel Old Country Store, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 15, 2012, representatives of Cracker Barrel Old Country Store, Inc. delivered the following letter to representatives of Biglari Holdings Inc.:

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

October 15, 2012

Steve Wolosky, Esq.

Michael R. Neidell, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Re:	Demand Pursuant to Tennessee Code Annotated Section 48-26-102

Dear Messrs. Wolosky and Neidell:

We write on behalf of our client, Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”), in response to Mr. Wolosky’s letter dated October 11, 2012 (the “Demand Letter”), in which you purport to make a demand pursuant to T.C.A. § 48-26-102 on behalf of your client, Biglari Holdings Inc. (“Biglari Holdings”). As a threshold matter, the demand set forth in the Demand Letter does not comply with Section 48-26-102. Cracker Barrel considers Biglari Holdings’ demand not to have been made in good faith or for a proper purpose, as required by the statute. Instead, Cracker Barrel believes that Biglari Holdings’ purpose is to impugn the integrity of Cracker Barrel and its incoming Chairman, James W. Bradford, in order to obtain a perceived advantage in Biglari Holdings’ pending proxy contest.

Cracker Barrel rejects the characterization of events contained in the Demand Letter, and believes that the Company’s press release dated October 9, 2012 constitutes a full explanation of any misunderstandings that may have arisen due to the wording of certain of the Company’s public statements about Mr. Bradford’s business background from over two decades ago. In Cracker Barrel’s view, the accusations by Biglari Holdings and its CEO, Sardar Biglari, amount to nothing more than contentious rhetoric designed to direct the attention of shareholders away from what is really important: Cracker Barrel’s strong performance and strong outlook for the future. There is no support for the allegations contained in the Demand Letter.

In addition to being made for an improper and vexatious purpose, Biglari Holdings’ demand exceeds the permissible scope of a request made under T.C.A. § 48-26-102. Section 48-26-102(b) permits shareholders to request and inspect the following limited categories of books and records:

•

“Excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting, to the extent not subject to inspection under subsection (a);

•	Accounting records of the corporation; and

•	The record of shareholders.”

Therefore, even if Biglari Holdings had set forth in good faith a proper purpose for its demand, it is not entitled to the seven categories of books and records requested in the Demand Letter, with the exception of relevant excerpts of minutes of meetings of the Board of Directors (“Board”) that are relevant to such purpose.

Solely in the interest, however, of resolving in a fully transparent manner the misunderstanding in question, and expressly reserving the foregoing objections regarding the impropriety of Biglari Holdings’ demand, Cracker Barrel has determined to provide Biglari Holdings with the following materials:

•

Relevant excerpts from minutes of the May 25-26, 2011 Board meeting at which Board succession and certain candidates, inclusive of Mr. Bradford, were addressed and minutes of the July 27-28, 2011 Board meeting at which Mr. Bradford was further evaluated, recommended and elected as a member of the Board, attached hereto as Exhibit A;

•

Relevant excerpts from minutes of the December 20, 2011 meeting of the Board at which Mr. Bradford was elected Chairman of the Nominating and Corporate Governance Committee, attached hereto as Exhibit B; and

•	Relevant excerpts from minutes of the July 25-26, 2012 meeting of the Board at which Mr. Bradford was elected to succeed Mr. Woodhouse as Chairman of the Board, attached hereto as Exhibit C.

Although clearly not required by the statute, Cracker Barrel is also providing the following additional materials:

•	Relevant excerpts from meetings of the Nominating and Corporate Governance Committee of the Board regarding director succession and Mr. Bradford, attached hereto as Exhibit D;

•

The biographical description provided in March 2011 to the Nominating and Corporate Governance Committee regarding Mr. Bradford, and subsequently provided to the full Board, attached hereto as Exhibit E; and

•	Relevant excerpts from Mr. Bradford’s 2011 and 2012 Director & Officer Questionnaires, attached hereto as Exhibit F and Exhibit G, respectively.

This information clearly demonstrates, as Cracker Barrel has previously stated in its October 9 press release, that Mr. Bradford did not represent to the Board that AFG Industries, Inc. was publicly traded during the time he served as CEO of that Company. At this point, Cracker Barrel has taken all appropriate steps to correct any misunderstanding that may have arisen from the wording contained in the Company’s public statements regarding Mr. Bradford. We trust that these materials further clarify and provide a final resolution of this matter.

Please do not hesitate to contact the undersigned should you have any questions or concerns.

Very truly yours,

/s/ Howard H. Lamar III
Howard H. Lamar III

cc:	Michael J. Zylstra, Vice President, General Counsel and Secretary
Sandra B. Cochran, President and Chief Executive Officer
Michael A. Woodhouse, Executive Chairman of the Board
Steven A. Rosenblum, Wachtell, Lipton, Rosen & Katz

EXHIBIT A

Relevant Excerpt from May 25-26, 2011 Board of Directors Meeting:

…Mr. Dale then reported on the status of the Board succession process. He reported that the Nominating and Corporate Governance Committee had found and interviewed four excellent potential candidates, and the bios of these persons had been provided to Board members.

Relevant Excerpt from July 27-28, 2011 Board of Directors Meeting:

ESTABLISHMENT OF BOARD SIZE

Mr. Woodhouse noted that the next order of business was to consider enlarging the Board to 11 members in accordance with the Company’s Bylaws to facilitate the election of James Bradford to the Board. Upon motion duly made and seconded, the following resolution was unanimously adopted:

RESOLVED, that, pursuant to Article 2, Section 2.1 of the Bylaws of Cracker Barrel Old Country Store, Inc., (the “Company”), the size of the Company’s Board of Directors shall be, and it hereby is, set at eleven (11) members, effective immediately.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

Mr. Woodhouse then recognized Mr. Dale and called upon him to give the report of the Nominating and Corporate Governance Committee. Mr. Dale noted that the Committee had completed its interviews and consideration of James Bradford, Dean of the Owen Graduate School of Management at Vanderbilt University, had reviewed his background and the Corporate Governance Guidelines of the Company as to director qualifications, and, having found Mr. Bradford eminently qualified to serve on the Board, by Committee motion, moved his election. Mr. Dale also noted that the Nominating and Corporate Governance Committee further supported a modification of the Corporate Governance Guidelines of the Company to allow the Board to determine that simultaneous service on three or more public company boards by a particular candidate may not impair such candidate’s ability to effectively serve on the Board. At the conclusion of Mr. Dale’s report, upon a Committee motion requiring no second, the following resolutions were unanimously adopted:

RESOLVED, that, pursuant to Article 2, Section 2.5 of the Bylaws of Cracker Barrel Old Country Store, Inc., (the “Company”), the Company’s Board of Directors hereby elects and appoints James W. Bradford as director of the Company to fill the current vacancy on the Board of Directors and to serve until the Company’s next annual meeting of the shareholders and until his successor is duly elected and qualified; and

FURTHER RESOLVED, that the Corporate Governance Guidelines of the Company be amended to allow the Board to determine that simultaneous service on three or more public company boards by a particular candidate may not impair such candidate’s ability to effectively serve on the Board.

EXHIBIT B

Relevant Excerpt from December 20, 2011 Board of Directors Meeting:

COMMITTEE APPOINTMENTS

Mr. Woodhouse next turned the meeting to the approval of the Nominating and Corporate Governance Committee’s recommendations for membership of the committees of the Board and their respective chairs. Following discussion, upon motion duly made and seconded, the following resolutions were unanimously adopted:

WHEREAS, pursuant to Section 4 paragraph 4 of the Company’s Corporate Governance Guidelines, the Committee has recommended to the Board of Directors individuals to serve as the members and respective chairs of each of the committees of the Board of Directors.

NOW, THEREFORE, BE IT RESOLVED, that each of the following directors is elected as members of the respective committees of the Board of Directors set forth below, to serve as members of such committees until his or her successor is duly appointed or until his or her earlier death, resignation or removal:

Audit Committee

Richard J. Dobkin, Chairman

James W. Bradford

Robert V. Dale

William W. McCarten

Compensation Committee

Coleman H. Peterson, Chairman

Robert V. Dale

Richard J. Dobkin

Charles E. Jones, Jr.

Andrea M. Weiss

Nominating and Corporate Governance Committee

James W. Bradford, Chairman

Robert V. Dale

William W. McCarten

Martha M. Mitchell

Public Responsibility Committee

Martha M. Mitchell, Chairman

B.F. “Jack” Lowery

Coleman H. Peterson

Andrea M Weiss

Executive Committee

Michael A. Woodhouse, Chairman

James W. Bradford

Sandra B. Cochran

Robert V. Dale

Richard J. Dobkin

Martha M. Mitchell

Coleman H. Peterson

EXHIBIT C

Relevant Excerpt from July 25-26, 2012 Board of Directors Meeting:

At this time, Mr. Woodhouse requested that Mr. Bradford depart from the meeting. The directors then further addressed the possibility of Mr. Bradford to succeed Mr. Woodhouse upon his retirement as Chairman of the Board. The directors discussed the position and Mr. Bradford’s skills and qualifications to serve the Company in such capacity. Following discussion, upon a motion duly made and seconded, the directors unanimously elected Mr. Bradford to succeed Mr. Woodhouse as Chairman of the Board at such time upon the effectiveness of Mr. Woodhouse’s retirement from service as Executive Chairman (as to be finalized in the amendment to his Employment Agreement and currently anticipated for November 2012) and to serve at the pleasure of the Board of Directors.

EXHIBIT D

Relevant Excerpt from March 23, 2011 Nominating and Corporate Governance Committee Meeting:

DISCUSSION OF BOARD COMPOSTION AND SUCCESSION PLANS

Mr. Dale then led a discussion regarding ten candidates for nomination to the Board that Board members had submitted to Mr. Dale. The bios and other information on the ten candidates had been provided to Committee members prior to the meeting. After discussion, Mr. Dale suggested to the Committee those four who appeared to be the leading candidates and the other Committee members agreed. The consensus of the Committee was that the process going forward would be to confirm with each of those four candidates that they would be willing to serve if nominated, to have each of those candidates meet with Mr. Woodhouse and Ms. Cochran and thereafter, to have each candidate meet with the Committee. Committee members also agreed that this process did not rule out other candidates.

Relevant Excerpt from May 26, 2011 Nominating and Corporate Governance Committee Meeting:

EXECUTIVE SESSION

Mr. Dale then excused Mr. Shoaf from the meeting and requested Messrs. Woodhouse, Brown and White to remain. Mr. Dale then began by expressing his view that the Committee had found and interviewed four excellent potential candidates, the bios of which had been provided to Board members.

Relevant Excerpt from July 21, 2011 Nominating and Corporate Governance Committee Meeting:

CONSIDERATION OF BOARD CANDIDATE

Mr. Dale noted that the only item of business was the further consideration of James Bradford, the Dean of the Vanderbilt University Owen Graduate School of Management, as a potential Board member. Mr. Dale then invited Committee members to provide their impressions of Mr. Bradford. Thereafter, the Committee members collectively discussed and reviewed Mr. Bradford’s qualifications to serve as a director of the Company. After discussion, the Committee unanimously concluded that Mr. Bradford was imminently qualified to serve and would make a valuable member of the Board. The Committee then unanimously directed Mr. Dale to invite Mr. Bradford to join the Board, subject to approval of the Company’s Board of Directors following the recommendation of the Committee (and subject to the Company’s background check protocol).

Relevant Excerpt from July 25, 2011 Nominating and Corporate Governance Committee Meeting:

In addition, the Committee discussed the potential announcement of James Bradford, as a new director, and the possibility of director resignations or determinations not to stand for re-election. At this time, the committee engaged in a broad discussion of these matters and further discussion regarding an anticipated response from Mr. Bradford.

EXHIBIT E

JIM W. BRADFORD

Dean

Ralph Owen Professor for the Practice of Management

Discipline(s):

- Strategy and Business Economics

Area(s) of Expertise:

Mergers and acquisitions, employment, financing, business structures, global and domestic business strategy, entrepreneurship.

Course(s) Taught:

- MGT 552: Strategic Applications and Competitive Analysis

Education:

B.A., University of Florida, 1969

J.D., Vanderbilt University, 1973

Biography:

Jim Bradford brings extensive business experience and a deep commitment to Owen’s mission to his role as Dean of Owen Graduate School of Management.

Jim joined Owen from industry, having served as President and CEO for AFG Industries, Inc., North America’s largest vertically-integrated glass manufacturing and fabrication company. He was responsible for the Americas operations of the multi-divisional organization, which, in 1992, became part of Asahi Glass Co., the world’s largest company in that category. Most recently, he served as President and CEO of United Glass Corporation, a consolidation of domestic glass fabricators in the United States and Canada.

Jim originally came to Owen in 2002 to “give back” to his alma mater by teaching and mentoring the next generation of leadership. His interactive and thought-provoking strategy classes and Saturday student/faculty bike rides quickly made him a favorite within the Owen community. In addition, his “real world” business experience and leadership skills were quickly recognized by both Owen and Vanderbilt senior administrators. He was asked to serve as Associate Dean overseeing Corporate Relations, Admissions, and the Career Management Center in 2003 and upon Dean Christie’s resignation in June 2004, the Vanderbilt Provost handed him the reigns as Acting Dean. He became Dean in March 2005.

Bradford earned a B.A. University of Florida and his JD with numerous honors from Vanderbilt Law School. His employment history also includes 11 years of private legal practice and serving as General Counsel for AFG Industries, Inc. during its years as a publicly traded company. His academic areas of interest are primarily in global and domestic corporate business strategy and competitive analysis. He is the recipient of the Owen Teaching Award.

He currently serves on the board of directors for Clarcor Corporation, Genesco, Inc. and Granite Construction. He also serves on the Harpeth Capital Investment Banking Advisory Board, is an ex-officio board member of the Nashville Health Care Council and a member of the Nashville Chamber of Commerce Partnership 2010. Jim is active in community affairs and environmental/conservancy organizations. He enjoys time with his family - his wife, Susan, and four adult children and many grandchildren. He is an accomplished photographer, plays the dulcimer, and is an avid bicyclist.

EXHIBIT F

Relevant Excerpt from 2011 Director Questionnaire:

3. Please list the particular experience, qualifications, attributes or skills that you believe qualify you to serve as a director of the Company and should be taken into account by the Board of Directors in nominating you as a director of the Company. [Reg. S-K, Item 401(e)(1)]

My employment history includes serving as an officer, general counsel and later CEO/President of AFG Industries, Inc. and United Glass Corporation for 10 years prior to joining Vanderbilt as Dean. I have extensive leadership, global management, and operations experience. I teach advanced strategy programs [&] have financial expertise and experience. [The response is transcribed from the handwritten original questionnaire. Mr. Bradford’s faculty profile from Vanderbilt University, where he serves as Dean of the Owen Graduate School of Management, was also appended to the questionnaire in supplement to his handwritten response and is attached hereto as part of this Exhibit F.]

Faculty Profile

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James W. Bradford

Dean and Ralph Owen Professor for the Practice of Management

Subject Area(s): Strategy and Business Economics

James W. (Jim) Bradford is dean of the Vanderbilt Owen Graduate School of Management, and also serves as the Ralph Owen Professor for the Practice of Management. He was appointed dean in March 2005 after serving as acting dean for nine months. Since joining Owen in 2002, he has also served as clinical assistant professor of management and associate dean of corporate relations.

During his tenure as dean, Bradford has spearheaded the development and launch of four innovative, market-driven and immersion-based programs at Owen, including the Health Care MBA, master’s degrees in finance and accountancy, and Accelerator, a 30-day summer intensive for highly qualified undergraduates. In 2006, he established a Board of Visitors comprised of leading corporate executives to further strengthen Owen’s connection and relevance to the national and international business communities, and has formed additional advisory boards for the health care and accountancy degree programs. His leadership has resulted in a more than 300 percent increase in annual giving to date.

An experienced corporate executive, Bradford previously served as president and CEO of United Glass Corporation and AFG Industries Inc., North America’s largest vertically integrated glass manufacturing and fabrication company. Prior, he served as AFG’s general counsel and spent 11 years in private law practice. Bradford earned his bachelor’s degree in political science from, the University of Florida and his law degree from Vanderbilt. He completed the Advanced Management Program at the Harvard Business School in 1997.

He currently serves on the board of directors for several leading companies and organizations, including CLARCOR Inc. (Corporate Governance, and Compensation and Stock Options Committees); Genesco (Finance and Governance Committees); Granite Construction, one of Fortune’s 100 best companies to work for in 2007 (Audit Committee and Chair of Strategic Planning Committee); and the Graduate Management Admissions Council. He also serves on Advisory Boards at Harpeth Capital (Investment Banking) and the Nashville Health Care Council. An ex-officio board member of the Nashville Health Care Council, Bradford is active in the Nashville Chamber of Commerce’s Partnership 2010, a regional economic development initiative, and is a candidate for Leadership Nashville, an independent executive leadership program for community leaders.

EXHIBIT G

Relevant Excerpt from 2012 Director Questionnaire:

3. Please list the particular experience, qualifications, attributes or skills that you believe qualify you to serve as a director of the Company and should be taken into account by the Board of Directors in nominating you as a director of the Company. [Reg. S-K, Item 401(e)(1)]

Employment history includes serving as an Officer, General Counsel and later CEO/President of AFG Industries, Inc. and United Glass Corporation for 10 years prior to joining Vanderbilt as a Dean. Experience and skills include extensive leadership, global management and operational experience.